Exhibit 28(P)(1)

CODE OF ETHICS

FOR ADVANTUS CAPITAL MANAGEMENT, INC. AND AFFILIATES

January 31, 2014

I. PURPOSE AND CONSTRUCTION.

This Code of Ethics (“Code”) is adopted by Advantus Capital Management, Inc. (the “Adviser”), Securian Financial Services, Inc. (“Securian”), Securian Funds Trust (the “Trust”) (together with the Adviser, Securian and the Trust, the “Covered Entities”) to set forth their policy to comply with and prevent violations of Section 17 of the Investment Company Act of 1940 (the “Investment Company Act”), Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940 (the “Investment Advisers Act”).

II. STATEMENT OF GENERAL ETHICAL PRINCIPLES.

A.	Supervised Persons[1] will at all times conduct themselves with integrity and distinction, putting first the interests of the clients of the Covered Entities (the “Clients” and each a “Client”). This Code is based on the principle that Supervised Persons owe a fiduciary duty to Clients. Supervised Persons must adhere to this general principle as well as comply with the Code’s specific provisions. It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny, activities which show a pattern of abuse of the individual’s fiduciary duties.

B.	Access Persons should conduct their Personal Securities Transactions in a manner which does not interfere with portfolio transactions and in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility, or otherwise take inappropriate advantage of such person’s position in relation to the Covered Entities.

C.	Each Access Person and Supervised Person must comply with all applicable Federal securities laws.

D.	Each Access Person and Supervised Person shall be subject to the provisions of Appendix B the Insider Trading Supplement to the Code.

E.	Each Access Person and Supervised Person shall be subject to the provisions of Appendix C the Gifts and Business Entertainment Supplement to the Code.

III. RESTRICTIONS.

A.	Nondisclosure of Information. Each Access Person and Supervised Person shall not divulge to any person, contemplated or completed securities transactions of Client, except in the performance of his or her duties. This prohibition shall not apply if such information previously has become a matter of public knowledge.

B.	Section 17(d) Limitations. No Affiliated Person of the Trust or Securian or any Affiliated Person of such person or Securian, acting as principal, shall effect any transaction in which the Trust, or a company controlled by the Trust, is a joint or a joint and several participant with such person, Securian or Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission (the “SEC”) may prescribe under Section 17(d) of the Investment Company

[1]	Certain non Supervised Persons as determined by the Chief Compliance Officer will be subject to the Insider Trading Supplement and the Trust’s and Advantus’ Disclosure of Portfolio Holdings policy.

Act for the purpose of limiting or preventing participation by the Trust or controlled companies on a basis different from or less advantageous than that of such other participant.

C.	Proscribed Activities Under Rule 17j-1(b). Rule 17j-1(b) under the Investment Company Act provides:

It shall be unlawful for any Affiliated Person of or principal underwriter for a Fund, or any Affiliated Person of the Adviser for a Fund or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired (as defined in Section IX) by a Fund:

1.	To employ any device, scheme or artifice to defraud a Fund;

2.	To make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

4.	To engage in any manipulative practice with respect to a Fund.

Any violation of Rule 17j-1(b) shall be deemed to be a violation of this Code.

D.	Covenant to Exercise Best Judgment. An Access Person shall act on his or her best judgment in effecting, or failing to effect, any transaction and such Access Person shall not take into consideration his or her personal financial situation in connection with decisions regarding portfolio transactions.

E.	Limitations on Personal Securities Transactions

1.	No Personal Securities Transactions without Prior Approval. No Access Person shall engage in a Personal Securities Transaction without pre-clearance.

a.	Prior to placing any order to effect any Personal Securities Transaction, except as provided in Paragraph b. below, an Access Person shall secure pre-clearance utilizing the procedures set forth in (i) or (ii) below.

i.	Manual Pre-Clearance.

An Access Person shall notify the Chief Compliance Officer of the proposed transaction, and shall provide the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction. The Chief Compliance Officer shall, after investigation, determine that such proposed transaction would or would not be consistent with the specific limitations of Section III.E. and with this Code generally.

The conclusion of the Chief Compliance Officer shall be promptly communicated to the person making such request and such pre-approval shall be effective for the time period stated therein. The Chief Compliance Officer shall make written records of actions under this Section, which records shall be maintained and made available in the manner required by Rule 17j-1(f).

ii.	E-Mail Based Prior Clearance.

As an alternative to manual pre-clearance set forth above, an Access Person may utilize the Lotus Notes based Trade Approval System (“TAS”) to pre-clear Personal Securities Transactions. An Access Person who has undergone TAS training and has had TAS installed on their computer is called a “User.”

The User will enter the proposed Personal Securities Transaction on TAS. The User will enter the security symbol and other information required by TAS. TAS searches all applicable restricted lists based on the security symbol. (Note this is a ticker for stocks and a CUSIP for bonds.) The User has the responsibility for determining that the symbol is accurate. If the proposed Personal Securities Transaction clears the restricted lists, the system will forward the proposed trade to the applicable trading desk for further clearance. Approval or rejection of each proposed Personal Securities Transaction will be made by e-mail notification to the mailbox of the User. The User will be required to enter information as to whether the trade is executed or not executed and the price at which it was executed promptly. Any approval given is only effective until 4:30 central time on the day approved.

In utilizing TAS, the User is required to make certifications with regard to the transaction as set forth on TAS. For each proposed Personal Securities Transaction the User has the responsibility to enter the information correctly and ensure the accuracy of each of these statements. Failure to enter the correct symbol or to ensure that each certification is correct may result in disciplinary action being taken against the User in accordance with the provisions of the Code. Records of actions under this section shall be maintained and made available in the manner required by Rule l7j-l(f).

b.	Personal Securities Transactions in the following securities do not require prior approval pursuant to this section:

i.	Direct obligations of the Government of the United States (transactions in securities that are indirect obligations of the U.S. Government such as securities of the Federal National Mortgage Association are not exempted);

ii.	Shares issued by open-end investment companies;

iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iv.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds;

v.	Shares issued by a Reportable Fund;

vi.	Exchange traded funds and options on exchange traded funds; or

vii.	Securities held or to be held in Non-Influence and Non-Control accounts.

2.	Limitations Related to Time of Transactions.

a.	No Access Person shall engage in a Personal Securities Transaction involving any Security which, with respect to any Client, has been purchased or sold within the most recent 7 calendar days or which has a pending “buy” or “sell” order.

b.	No Access Person who is a portfolio manager or analyst shall engage in a Personal Securities Transaction involving any Security which, with respect to any Client for which they manage or make recommendations, is being considered for purchase or sale within the next 7 calendar days.

c.	The restrictions contained in paragraphs a. and b. above will not apply if any such Security:

i.	is no longer held by any Client as a result of a sale within the most recent 7 calendar days (in which case such Security may be sold the next day following the completion of such a transaction by a Client), or

ii.	is purchased or sold on any day, and/or the previous 7 calendar days, solely by one or more Clients which track the performance of an index.

d.	No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security in a Personal Securities Transaction within sixty calendar days.

e.	The following Personal Securities Transactions are not subject to the limitations set forth in Paragraphs a., b. and d. above:

i.	Transactions in Securities held or to be held in Non-Influence and Non-Control Accounts;

ii.	Transactions in Securities which are not eligible for purchase or sale by any Reportable Fund;

iii.	Transactions effected pursuant to an automatic dividend reinvestment plan;

iv.	Transactions effected upon the exercise or rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

v.	Transactions effected in any exchange traded or open-end investment option or fund.

3.	Initial Public Offering Limitations. No Access Person shall engage in any Personal Securities Transaction that involves the purchase of a Security which is part of an Initial Public Offering.

4.	Limited Offering Limitations.

a.

No Access Person shall engage in any Personal Securities Transaction that involves a Limited Offering of Securities without the express prior approval of the Chief Compliance Officer in accordance with the procedures set forth in Section III.E.6. In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Covered Entity.

b.	Access Persons who have received approval as set forth above and who continue to hold the Security acquired in such Limited Offering, shall disclose any such continuing investment to the Chief Compliance Officer if and when they should become involved in any subsequent consideration of an investment in the same issuer for the portfolio of any Client. In such case the decision to invest in the Securities of such an issuer shall be subject to the approval of the Chief Compliance Officer.

c.	The Chief Compliance Officer shall make written records of actions under this section.

5.	Copies of Brokerage Reports. All Access Persons that engage in a Personal Securities Transaction are required to have the executing broker send a duplicate copy of the confirmation of the transaction to the Chief Compliance Officer at the same time as it is provided to such person. In such event, the Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person to the Chief Compliance Officer. If a confirmation is not produced by an executing broker in connection with a Personal Securities Transaction, the Access Person shall provide other evidence of such transaction (e.g. a print out of the computer screen confirming a transaction involving shares issued by a Reportable Fund) to the Chief Compliance Officer.

6.	Waivers. An Access Person may also request prior approval of a Personal Securities Transaction which, on its face, would be prohibited by the limitations of Section III.E. Such person shall provide to the Chief Compliance Officer a description of the proposed transaction, including the name of the issuer, the title or type of the Security, the number of shares and the price per share or the principal amount of the transaction, and shall also provide a statement why the applicable limitation should be waived in the case of the proposed transaction. The Chief Compliance Officer shall, after investigation, determine that a waiver of the limitations otherwise applicable to the proposed transaction would, may, or would not be consistent with the purpose of this Code. Purchases and sales consistent with the Code shall include those which are only remotely potentially harmful to any Client, those which would be very unlikely to affect a highly institutional market, and those which clearly are not related economically to the securities to be purchased, sold or held by any Client.

7.	Excessive Trading. Access Persons are prohibited from engaging in a pattern of transactions in Securities which are excessively frequent so as to potentially: (i) impact their ability to carry out their assigned responsibilities, (ii) increase the possibility of actual or apparent conflicts, or violate any of the provisions of this Code or other applicable rules and regulations.

8.	Exclusion for Certain Trust Officers and Trustees, and Certain Directors of the Adviser.

a.	Notwithstanding the above, after notification by the Chief Compliance Officer,

i.	an officer or a Trustee of the Trust, who is not an employee of a Covered Entity, or

ii.	an Independent Trustee of the Trust, or

iii.	any Independent Counsel to the Independent Trustees of the Trust

shall not be subject to the requirements of this Section III.E. If any such person obtains information regarding the future purchase or sale of a Security by the Trust (or a recommendation of the Adviser pertaining to the future purchase or sale of a Security by the Trust) such person shall be subject to the requirements of Section III.E. as to such Security.

b.	Notwithstanding the above, directors of the Adviser who are not employees of the Adviser, even though they may be employees of an Affiliate of the Adviser, as well as Limited Access Persons will not be required to comply with the requirements of Section III. E. 1. 2., and 7. Such directors and Limited Access Persons will be required to comply with all other provisions of this Section III. E. If any such director or Limited Access Person obtain information regarding the future purchase or sale of a Security by a Client (or a recommendation of the Adviser pertaining to the future purchase or sale of a Security by a Client) such person shall be subject to all of the requirements of Section III.E. as to such Security.

F.	Obligation to Report Violations. Each Supervised Person is obligated to report violations of the Code to the Chief Compliance Officer. Retaliation in any way by an officer, director or employee of a Covered Entity for reporting potential violations of this Code shall be deemed to be a violation of the Code. Any Code violation can also be reported on the Confidential Ethics Line which is 1-877-215-1322.

IV. REPORTING REQUIREMENTS.

A.	Initial and Annual Reports by Personnel. All Access Persons shall submit to the Chief Compliance Officer a report of all Securities beneficially owned by them at the time that they commence employment with the Covered Entity (or any affiliated company). This report shall be submitted to the Chief Compliance Officer within 10 calendar days of commencement of employment and the information must be current as of a date no more than 45 calendar days prior to the date the report was submitted. All Access Persons shall submit to the Chief Compliance Officer, within 30 calendar days of the end of each calendar year, a report of all Securities beneficially owned by them as of December 31 of each year or at such other date selected by the Chief Compliance Officer of the Adviser. The initial and annual security holdings report must include the following information:

1.	the title and type of the security (including the exchange ticker symbol or CUSIP number), number of shares, or principal amount of each Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	the name of the broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person. The initial security holdings report should be as of the date the person became an Access Person; and

3.	the date the report is submitted by the Access Person.

B.

Quarterly Report. Not later than 30 calendar days after the end of each calendar quarter or such shorter time as directed by the compliance department, each Access Person shall submit a report (as shown in Exhibit A) which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Security:

1.	the date of transaction, the name of the issuer, the title or type of Security (and as applicable the exchange ticker symbol or CUSIP number), the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Security involved;

2.	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

3.	the price of the Security at which the transaction was effected;

4.	the name of the broker, dealer, or bank with or through whom the transaction was effected;

5.	the date that the report is submitted by the Access Person; and

6.	any account established in the quarter by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

If no transactions have occurred or no accounts have been established in the quarter, the report shall so indicate.

C.	Limitation on Reporting Requirements. Notwithstanding the provisions of Section IV.A. and B., no Access Person shall be required to make:

1.	a report with respect to transactions effected pursuant to an automatic investment plan; or

2.	a quarterly report, initial or annual holdings report, if such person is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act, and would be required to make such a report solely by reason of being a trustee of the Trust, except where such trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Trust should have known, that during the 15 calendar day period immediately preceding or after the date of the transaction in a Security by the trustee, such Security was being purchased or sold by the Trust or such purchase or sale by the Trust was being considered by the Trust or the Adviser.

D.	Reports of Violations. In addition to the quarterly reports required under this section, each Access Person promptly shall report any transaction which is, or might appear to be, in violation of this Code. Such report shall be made to the Chief Compliance Officer. Retaliation in any way by an officer, trustee, director or employee of a Covered Entity for reporting potential violations of this Code shall be deemed to be an additional violation of the Code.

E.	Filing of Reports. All reports prepared pursuant to this section shall be filed with the person designated by the Chief Compliance Officer to review these materials.

F.	Quarterly Report by Adviser. Each calendar quarter, after the receipt of reports from Access Persons, the Chief Compliance Officer shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under Section IV.B. have complied with this Code for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of this Code.

G.	Dissemination of Reports. Any reports submitted pursuant to this section may be disseminated as may be reasonably necessary to accomplish the purposes of this Code.

V. RECORDKEEPING REQUIREMENTS

A.	The Covered Entities must each at its principal place of business, maintain records in the manner and extent set out in this Section of the Code and must make available to the Securities and Exchange Commission (SEC) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

1.	A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2.	A record of all written acknowledgements regarding receipt and review of the Code for each person who is currently, or within the past five years, was an Access Person.

3.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

4.	A copy of each report made by an Access Person as required, including any information provided in lieu of a quarterly transaction report, see Section IV.A, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

5.	A record of all persons, currently or within the past five years, who are or were required to make reports as deemed Access Persons, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

6.	A copy of each report defined in Section VI.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

B.	The Covered Entities must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of Limited Offering securities or to grant any waiver under this Code, for at least five years after the end of the fiscal year in which the approval is given.

VI. FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OR TRUSTEES

A.	The Board of Directors or Board of Trustees of each Covered Entity as the case may be (the “Boards,” each a “Board”) must approve the Code and any material change to the Code. In the case of the Trust Board, a majority of the trustees who are not interested persons must approve the Code and material changes. The Boards must base approval of a Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by section III.C. Before approving the Code, the Boards must receive a certification from the Covered Entities that each has adopted procedures reasonably necessary to prevent Access Persons from violating its Code. The Boards must approve a material change to the Code no later than six months after adoption of the material change. The Covered Entities must each use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Code.

B.	No less frequently than annually, each Covered Entity must furnish to the Trust Board a written report that:

1.	Describes any issues arising under the Code since the last report to such Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Covered Entities have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.	No less frequently than annually, the Adviser will furnish to the Board of the Trust a written report containing the information described in B. above relating to the Adviser.

VII. ENFORCEMENT AND SANCTIONS.

A.	General. Any Access Person or Affiliated Person who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the applicable Covered Entity Board in its discretion. If an alleged violator is not affiliated with a Covered Entity, the Chief Compliance Officer shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, any factors deemed relevant, including but not limited to the following:

1.	the degree of willfulness of the violation;

2.	the severity of the violation;

3.	the extent, if any, to which the violator profited or benefited from the violation;

4.	the adverse effect, if any, of the violation on a Client;

5.	the market value and liquidity of the class of Securities involved in the violation;

6.	the prior violations of the Code, if any, by the violator;

7.	the circumstances of discovery of the violation; and

8.	if the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Client purchase or sale was made and (b) the violator’s justification for making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.	Violations of Limits on Personal Securities Transaction (Section III.E.)

1.

At its election, a Covered Entity may choose to treat a transaction prohibited under Section III.E. of this Code as having been made for the account of a Client. Such an election may be made only by (i) in the case of the Trust, a majority vote of the trustees who are not Affiliated Persons of the Trust, and (ii) in the case of the Adviser and Securian, a majority vote of the directors. Notice of an election under this section shall not be effective unless given to the Chief Compliance Officer within 60 calendar days after the Covered Entity is notified of such transaction. In the event of a violation involving more than one Client, recovery shall be allocated between the affected Clients in proportion to the relative net asset values of the Client portfolios as of the date of the violation.

2.	If securities purchased in violation of Section III.E. of this Code have been sold in a bona fide sale, the Covered Entity shall be entitled to recover the profit made by the seller. If such securities are still owned by the seller, or have been disposed of by such seller other than by a bona fide sale at the time notice of election is given by the Covered Entity, the Covered Entity shall be entitled to recover from the seller the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Covered Entity acquired such Securities. If the violation consists of a sale of Securities in violation of Section III.E. of this Code, the Covered Entity shall be entitled to recover from the violator the difference between the net sale price per share received by the violator and the net sale price per share received by the Covered Entity, multiplied by the number of shares sold by the violator. Each violation shall be treated individually and no offsetting or netting of violations shall be permitted. The sums due from a violator under this paragraph shall include sums due to a Covered Entity as a result of a violation by a member of the immediate family of such violator.

3.	Knowledge on the part of a trustee, director or officer of a Covered Entity who is an Affiliated Person of the Adviser of a transaction in violation of this Code shall not be deemed to be notice under Section VII.B.1.

4.	If a Covered Entity Board determines that a violation of this Code has caused financial detriment to a Client, the Adviser shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to such Client such Securities, or to pay to the Client such sums, as the Covered Entity shall declare to be due under this section, provided that:

a.	the Adviser shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500;

b.	In lieu of bringing a legal action against the violator, the Adviser may elect to pay to the Client such sums as the Client shall declare to be due under this section; and

c.	the Adviser shall have no obligation to bring any legal action if the violator was not an Affiliated Person of a Covered Entity.

C.	Rights of Alleged Violator. A person charged with a violation of this Code shall be informed of the violation in writing and shall have the opportunity to appear before the applicable Board (or such Board’s designees) as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D.

Delegation of Duties. Each Covered Entity Board may delegate its enforcement duties under this section to such officers of any Covered Entity, such as the Chief Compliance Officer, and with such authority as such Board deems appropriate and by adopting this Code such Covered Entities’ Boards have delegated its enforcement duties under this Code to the Chief Compliance Officer who shall undertake the enforcement duties under this Code. If the proposed sanction involves a material penalty, the Chief Compliance Officer shall consult with the Board of the Adviser in making this determination for any Access Person covered by this Code.

E.	Non-exclusivity of Sanctions. The imposition of sanctions hereunder by one Covered Entity Board will not preclude the imposition of additional sanctions by the Board of another Covered Entity and shall not be deemed a waiver of any rights by the Clients.

VIII. MISCELLANEOUS PROVISIONS.

A.	Identification of Access Persons. The Adviser shall, on behalf of the Covered Entities, identify all Access Persons who are under a duty to make reports under Section IV and shall inform such persons of such duty.

B.	Maintenance of Records. The Adviser shall, on behalf of the Covered Entities, maintain and make available records as required by Rule 17j-1(d).

C.	Annual Certification of Compliance. All Access Persons shall sign a certificate to be presented to the Adviser upon the start of their employment with a Covered Entity and at least annually thereafter certifying that they have read and understood this Code and any amendments to the Code and acknowledging that they are subject to the terms of the Code. The certificate shall additionally provide that such person has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code.

D.	Service as Director. An Access Person may not serve as a director of a publicly traded company without the prior consent of the Chief Compliance Officer. Service as a director of a publicly traded company shall not be given by the Chief Compliance Officer if the publicly traded company is a Client holding at the time of the approval. The Chief Compliance Officer shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Covered Entities and Clients. Should any person receive such authorization, any investment by a Client in the securities of any such publicly traded company while such person is serving as a director shall be previously approved by the Chief Compliance Officer. Notwithstanding the foregoing, service as a director of a portfolio holding in the Advantus Strategic Dividend Income Fund is prohibited.

E.	Effective Date. The effective date of this Code shall be February 15, 2014.

IX. DEFINITIONS.

A.	“Access Person” shall mean:

1.	With Respect to a Fund

a.	any officer, director, general partner or Employee of the Adviser or

b.

any officer, director, general partner or Employee of a company in a control relationship to a Fund or investment adviser who, , in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Fund or whose functions or duties relate to the making of any recommendations with respect to purchases or sales of a Covered Security by a Fund;

c.	any natural person in a control relationship to a Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Covered Security by the Fund;

d.	any director, officer or general partner of a principal underwriter of the Trust who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities.

2.	With respect to the Adviser, is a Supervised Person, who

a.	has access to nonpublic information regarding any clients’ purchase or sale of securities, or

b.	has access to nonpublic information regarding portfolio holdings of any Reportable Fund; or

c.	is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

3.	All trustees, directors and officers of the Adviser and the Trust.

B.	“Affiliated Person” means:

1.	Any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

2.	Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3.	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4.	Any officer, trustee, director, partner, co-partner, or employee of such other person;

5.	If such other person is an investment company, any investment adviser thereof or any member of any advisory board thereof; and

6.	If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

C.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 pursuant to Rule 16a-1 thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires Beneficial Ownership includes, but is not limited to those securities owned by a person who directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. Direct pecuniary interest includes the opportunity directly or indirectly to profit or share in any profit derived from a transaction in the securities. The term indirect pecuniary interest includes but is not limited to securities held by members of a person’s immediate family sharing the same household. You are generally considered to be the beneficial owner of securities owned by any of the following:

1.	your spouse/domestic partner;

2.	minor children of you, your spouse/domestic partner, or both;

3.	a trust of which you are a trustee or a beneficiary;

4.	any of your relatives, or relatives of your spouse/domestic partner, that share your home;

5.	a partnership of which you are a partner;

6.	a corporation of which you are a substantial shareholder; or

7.	any other person who relies on you to make investment decisions.

D.	“Chief Compliance Officer” means the Chief Compliance Officer of the Adviser and his or her designee.

E.	“Control” shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act and shall include the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns more than 25% of the voting securities of a company is presumed to control such company.

F.	“Covered Security” shall mean a security as defined in Section 2(a)(9) of the Investment Company Act except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	shares issued by open-end registered investment companies.

G.	“Employee” means an employee of the Adviser, including employees that meet the definition of “access person” pursuant to Investment Advisers Act Rule 204A-1, or with respect to any other Covered Entity or any other affiliated company, an employee who has been notified that he or she is also subject to this Code.

H.	“Fund” means any investment company registered under the Investment Company Act for which the Adviser serves as an adviser or sub-adviser.

I.	“Initial Public Offering” means an offering of securities registered with the Commission, the issuer of which, immediately before the registration, was not required to file reports with the Commission.

J.	“Limited Access Person” means Access Persons designated Limited Access Persons from time to time by the Chief Compliance Officer. The Chief Compliance Officer shall keep records of such designations.

K.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

L.	“Non-Influence and Non-Control Account” means an account or accounts over which an Access Person has no direct or indirect influence or control. Access Persons wishing to qualify an account as Non-Influence and Non-Control account are required to receive the prior written approval from the Chief Compliance Officer.

M.	“Personal Securities Transaction” means a transaction in a Security which (i) an Access Person effects for his or her own account or for an account over which he or she has Beneficial Ownership, or (ii) that a person who is not an Access Person effects if an Access Person is a Beneficial Owner of such Security (for example, transactions made by an Access Person’s spouse).

N.	“Purchase or sale of a Security” also includes the writing of an option to purchase or sell a Security.

O.	“Reportable Fund” means any investment company registered under the Investment Company Act for which a Covered Entity serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by or is under common control with a Covered Entity.

P.	“Security” means any security as that term is defined in Section 2(a)(36) of the Investment Company Act, or Section 202(a)(18) of the Investment Advisers Act, and includes, but is not limited to: means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Indirect obligations of the U.S. Government, such as securities of the Federal National Mortgage Association; shares issued by an open-end fund where such shares are issued by a Reportable Fund; investment options underlying a variable annuity, variable life insurance policy, or 401(k) plan, where such investment options include shares issued by a Reportable Fund; and exchange traded funds are also Securities for the purposes of the Code. Security does not include:

1.	direct obligations of the Government of the United States;

2.	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	shares issued by money market funds;

4.	shares issued by open-end funds (other than a Reportable Fund or an exchange traded fund); and

5.	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are a Reportable Fund.

Q.	“Security Held or to be Acquired” means any Security which, within the most recent 15 calendar days (i) is or has been held by the Adviser on behalf of a Client, or (ii) is being or has been considered by the Client or Adviser for purchase by or on behalf of a Client, and (iii) includes any option to purchase or sell, and any Security that is exchangeable for or convertible into, any Security that is held by or to be acquired by the Adviser on behalf of a Client.

R.	“Supervised Person” means any partner, officer, director (or person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

APPENDIX B

INSIDER TRADING SUPPLEMENT

TO THE

CODE OF ETHICS

April 16, 2014

The purpose of this Supplement to the Code is to expand upon the provisions of the Code and on prior group and private discussions regarding the topic of insider trading. If you have any further questions on insider trading, talk with your supervisor, a Covered Entity attorney or the Chief Compliance Officer.

The term “insider trading” refers to the use of material non-public information to trade securities. It is also a violation of law to communicate material non-public information to others.

The Code prohibits the use of any special knowledge, personal contacts or access to property or equipment obtained in connection with employment at a Covered Entity for personal gain. The use of inside information for personal securities transactions is clearly included in the prohibition. In addition to personal transactions, insider trading prohibitions apply to securities transactions made on behalf of Clients.

In recent years several highly publicized insider trading cases involved the merger and acquisition areas of brokerage companies or had some other connection with the underwriting of securities. The Covered Entities are not involved in the merger and acquisition business and do not participate in the sort of securities underwritings that leads to the typical insider trading violations. (e.g., a person knowingly takes secret information about a company and tries to make money by buying or selling securities whose price will be affected by the secret information). However, the insider trading law applies to a very broad range of activity and should be a matter of constant consideration in all security trades.

We must be vigilant against even inadvertent violations. We seldom come across dramatic inside information in the regular course of our business. What inside information we do come across is so similar in nature to the non-inside information about companies we regularly use that without a constant awareness of inside information issues, a trade could be made which is inadvertently based in part on items of tainted information.

Who is an insider? The concept of insider includes the officers, directors and employees of the company whose securities are in question. It also includes people who enter into a special confidential relationship with the company and as a result are given access to confidential information about the company. These can include attorneys, accountants, consultants, lenders and the employees of such organizations. We will most often be an insider due to being a lender to a company.

What is material information? Information for which there is a substantial likelihood that reasonable investors would consider it important to making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities is material information.

What is non-public information? Information that has not yet been communicated to the public through, for example, SEC filings, newspaper reports or wire service reports, is non-public information.

Prevention and detection of insider trading. We have a continuing obligation to prevent and detect insider trading. An employee who obtains information about a company which appears to be material non-public information should disclose that information to the Chief Compliance Officer or an Advantus attorney.

If it appears that the information is material non-public information, the Compliance department will put the company on the restricted list so that employees cannot trade the stock/bond in personal transactions. These restrictions will be removed when the Chief Compliance Officer or an Advantus attorney determines that the information no longer constitutes material non-public information. Upon request and with the approval of the Chief Compliance Officer, the Chief Compliance Officer may allow the privately negotiated sale, on behalf of Clients, of private placement securities issued by companies on the restricted list to sophisticated institutional investors.

When deemed appropriate, management may also review trades made in personal accounts and on behalf of a Covered Entity or any of its Clients for evidence of trading in violation of these rules.

As with all matters concerning ethical conduct, rules and procedures for insider trading are intended to promote the highest ethical standards. It is not sufficient by itself that a course of action is legal. It also must be the right thing to do. There are no transactions important enough to risk the reputation of a Covered Entity or Securian Financial Group. All business should be conducted with this in mind.

APPENDIX C

GIFT AND BUSINESS ENTERTAINMENT

SUPPLEMENT TO THE CODE OF ETHICS

April 16, 2014

As an employee of a Covered Entity or an employee of an affiliated company who has been notified that he or she is also subject to the Code, you are being paid solely to conduct the business of the company to the best of your ability. Any special knowledge or personal contacts you develop while working should be used for the benefit of the company and should not be considered supplemental compensation or used for personal gain.

No single rule or group of rules can anticipate every circumstance a person might encounter which has ethical implications. You must use your own judgment as to right and wrong but be guided by the knowledge that you are being relied upon by the Covered Entities to preserve and promote their reputation as a trustworthy and honorable institution. If in doubt, you are encouraged to talk with your superiors, but ultimately you are responsible for your own actions. Certain Access Persons may be required to report business entertainment and gifts on a quarterly or other basis as directed by the Chief Compliance Officer.

Below are guidelines to assist you in exercising your own good judgment in two areas that commonly produce questions concerning appropriate conduct.

Business Entertainment

Letting someone pay for a business meal or other entertainment generally is permissible if the primary purpose is related to company business. Avoid situations in which such meals or entertainment may influence or appear to influence your independence of judgment. If you could not provide your host with a similar meal or entertainment and put it on your expense report it is probably inappropriate to accept. A general guideline is that the value of the meals or entertainment from any one source in one calendar year should not exceed $250. If you anticipate that you will or if you actually receive business meals or other entertainment in excess of $250 from any one source in one calendar year, you must notify the Chief Compliance Officer.

Gifts

You may accept non-cash gifts (or prizes) of nominal value, but any gift that presents or appears to present a conflict of interest should not be accepted. “Nominal value” is defined as a gift worth not more than $100 from any one source in one calendar year. Gifts of cash or securities should never be accepted. When in doubt about a gift, fully disclose the nature of the situation to the Chief Compliance Officer.

Duty to Disclose Conflicts

All employees shall disclose to their superiors in a timely manner all conflicts of interest and other matters which could reasonably be expected to interfere with their duty to Covered Entities or impair their ability to render unbiased and objective advice.

Sanctions

Upon discovering a violation of this Code, the Boards of the Covered Entities (or their designee) may impose such sanctions deemed appropriate. A record will be kept of all known violations and any sanctions imposed.

Any person charged with a violation of the Code shall be informed of the violation and shall have the opportunity to explain his actions prior to the imposition of any sanction.

EXHIBIT A

ACKNOWLEDGEMENT AND INITIAL REPORT OF SECURITIES OWNED*

PURSUANT TO THE CODE OF ETHICS FOR

ADVANTUS CAPITAL MANAGEMENT, INC. AND AFFILIATES

The following is a complete list of holdings in reportable securities which I beneficially own as of the date below, including holdings in investment options underlying variable life policies, variable annuity contracts, and 401(k) plans managed by Advantus Capital Management, Inc. (“Advantus”) (including the ML/Advantus 401(k)-PSP Plan). Holdings below are current as of (please fill in a date within 45 days):                    .

Name of Issuer or Investment option	Type of Security (Stock/Bond/ Investment Option)	Broker/Bank/Fund/ Separate Account/Insurance Co./Employer Plan	Number of Shares/Units Owned	Principal Amount

The reporting of any security hereon shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in such security.

The following is a complete list of variable life policies, variable annuity contracts, and 401(k) plans which I or my immediate family members own which have as an investment option, funds or portfolio managed by Advantus. List all such policies, even if not currently invested in an investment option managed by Advantus.

Type of Contract (Insurance, Annuity, 401(k))	Owner of Contract	Policy Number, Contract Number or Account Number	Counterparty (Name of insurance company or employer sponsor)

The undersigned hereby acknowledges that she or he is subject to the terms of the Code of Ethics for Advantus and Affiliates effective February 15, 2014 (the “Code”) and hereby also certifies in accordance with the Code that she or he has read and understood the Code and will comply with all obligations under the Code.

Name (Please Print) Signature	Date

*	Owned by the Access Person, Employee or Immediate Family Members (see Code).

Return to A9-5354.